EXHIBIT 21.1

SUBSIDIARIES

The Registrant has three wholly-owned subsidiaries:

•	Global Trek Xploration, a California corporation

•	LOCiMOBILE, Inc., a Nevada corporation

•	Code Amber News Service, Inc., a Nevada corporation